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                                                                 EXHIBIT 10.21
                            EMPLOYMENT AGREEMENT

     This Employment Agreement is made and entered into by and between SpatiaLight, Inc. (the "Company") and Dean Irwin ("Irwin") as of September 19, 1997 (the "Effective Date"). This Employment Agreement supersedes that agreement between Irwin and the Company dated July 1, 1996, which agreement shall have no further force or effect.

     A.   POSITION AND DUTIES:

          1.1 Irwin has been employed by the Company in the position of Vice President, Engineering since May 19, 1997. Irwin shall continue to be employed in this position through the Term and any Renewal Term as defined in paragraph 3, below. In this position, Irwin will continue to report to the President and Chief Operating Officer.

          1.2 Irwin agrees to devote his full business time, energy and skill to his duties at the Company. These duties shall include, but not be limited to, all duties consistent with Irwin's position, as well as any other duties that may be assigned to Irwin from time to time by the President and/or the Board.

     2.   COMPENSATION:

          2.1 BASE SALARY: Irwin will be paid an annual salary of $115,000, less applicable withholding, in accordance with the Company's normal payroll procedures. Irwin's salary will be reviewed by the Board on an approximately annual basis, and may be subject to adjustment based upon various factors including, but not limited to, Irwin's performance and the Company's profitability. In any event, upon the occurrence of the earlier of: (i) January 1, 1998; or (ii) an equity financing in which the Company sells equity securities of the Company in an amount not less than Three Million Dollars ($3,000,000.00), Irwin's salary shall be increased to at least $135,000 per year.

          2.2 PERFORMANCE BONUS PLAN: Irwin will be eligible to participate in the Company's performance bonus plan (the "Bonus Plan"), which currently provides for a bonus of twenty (20) percent of salary upon achievement of pre-established goals. Under the Bonus Plan, all bonuses, if earned, are paid at the end of the fiscal year. Any bonus will be governed by the terms of the Company's standard Bonus Plan in effect at the time.

          2.3 EQUITY STAKE: The Board has previously approved the issuance to Irwin of two separate options to purchase a total of 160,000 shares of the Company's common stock (the "Options") in accordance with the Company's Stock Option Plan (the "Plan"). The Plan provides that fifty percent of the options vest upon the completion of one year's service and the remaining fifty percent of the options vest upon completion of the second year's service. Upon the execution of this Agreement the Options shall be amended to provide that in the event of a Change of Control of the Company, all of the options issued pursuant to the Options shall become fully vested as of the date of the Change in Control. A "Change of Control" is defined herein as a transaction or a series of related transactions resulting in the sale of all or substantially all of the Company's assets or a merger or consolidation, or sale or transfer of securities, which results in any entity which does not currently hold any of the outstanding voting securities of the Company (as determined immediately prior to such merger or consolidation or

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sale or transfer of stock) owning, directly or indirectly, thirty-three percent or more of the beneficial interest in the outstanding voting securities of the Company or the surviving corporation that controls the Company or of such surviving corporation's parent corporation (determined immediately after such merger or consolidation or sale or transfer of stock). The stock option agreements establishing the Options shall be amended to reflect this additional provision, and Irwin agrees to execute such amended stock option agreements.

     ADDITIONAL OPTIONS: After the occurrence of an equity financing during the nine months following the Effective Date in which the Company sells equity securities of the Company in an amount not less than Three Million Dollars ($3,000,000.00), Irwin shall be granted an additional stock option to purchase that number of shares of Common Stock determined by the following formula: the number of shares of the Company times one and one-third percent (1.33%) less the number of shares subject to options previously granted to Irwin. If such formula produces a negative number, then Irwin shall not receive this Additional Option. The exercise price of this option shall be the fair market value at the time of the grant of the option. This Additional Option shall be immediately exercisable.

          2.5 BENEFITS: Irwin will be entitled to continue to participate in all of the Company's benefit plans, as those plans may change from time to time, on the same terms as all other employees of the Company.

     3. TERM OF EMPLOYMENT: Irwin's employment with the Company pursuant to this Agreement is for a period from the Effective Date through July 1, 2000, subject to the provisions regarding termination set forth below (the "Term"). If neither party gives the other written notice of termination or a desire to change the provisions herein, on or before the thirtieth (30th) day prior to the expiration of the Term, this Agreement shall be automatically renewed for an additional one (1) year period (the "Renewal Term"). Thereafter, if neither party gives the other written notice of termination or a desire to change the provisions herein, on or before the thirtieth (30th) day prior to the expiration of each Renewal Term, this Agreement shall be renewed for an additional one (1) year period.

     4.   BENEFITS UPON TERMINATION:

     Notwithstanding paragraph 3 above, Irwin's employment may be terminated by Irwin or the Company at any time, with or without notice and with or without cause. In the event that either party elects to terminate this Agreement prior to the expiration of the contract term, benefits shall be provided as set forth below.

          4.1 VOLUNTARY TERMINATION: In the event that Irwin voluntarily resigns from his employment with the Company, or in the event that Irwin's employment terminates as a result of his death or disability, Irwin shall be entitled to no compensation or benefits from the Company other than those earned under paragraph 2 above through the date of his termination.

          4.2 INVOLUNTARY TERMINATION: In the event of the termination of Irwin's employment by the Company for the reasons set forth below, Irwin shall be entitled to the following:

               a. TERMINATION FOR CAUSE: If Irwin's employment is terminated by the Company for cause as defined below, Irwin shall be entitled to no compensation or benefits from the Company other than those earned under paragraph 2 through the date of Irwin's termination.

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               For purposes of this Agreement, a termination "for cause"
occurs if Irwin's employment is terminated for any of the following reasons:

                    (1) theft, dishonesty, or falsification of any employment or Company records;

                    (2) conviction of a felony or any act involving moral turpitude;

                    (3) consistent poor performance, as determined by the Board in its sole discretion;

                    (4) improper disclosure of the Company's confidential or proprietary information;

                    (5) any intentional act by Irwin that has a material detrimental effect on the Company's reputation or business;

                    (6) the Company ceases or fails to continue to do business; or

                    (7) any material breach of this Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

               b. TERMINATION FOR OTHER THAN CAUSE: If Irwin's employment is terminated by the Company for any reason other than cause, Irwin shall be entitled to continuation of Irwin's salary and all other benefits, including, but not limited to, vesting in all stock options, for six months following the termination of Irwin's employment.

     5. CONFIDENTIAL AND PROPRIETARY INFORMATION: As a condition of Irwin's employment with the Company, Irwin has signed the Company's standard form of proprietary information and assignment of inventions agreement and Irwin has and agrees to continue to comply with the terms of that agreement.

     6.   DISPUTE RESOLUTION:   In the event of any dispute or claim relating
to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Irwin and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Francisco, California in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Irwin acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

     7.   ATTORNEYS' FEES:   The prevailing party shall be entitled to
recover from the losing party its attorneys' fees and costs incurred in any action brought to enforce any right arising out of this Agreement.

     8.   INTERPRETATION:   This Agreement shall be interpreted in accordance
with and governed by the laws of the State of California.

     9.   ASSIGNMENT:   In view of the personal nature of the services to be
performed under this Agreement by Irwin, Irwin shall not have the right to

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assign or transfer any of his obligations under this Agreement.

     10.  ENTIRE AGREEMENT:   This Agreement, along with any agreements
referred to in paragraph 2, relating to stock options and paragraph 5, relating to proprietary information and assignment of inventions, sets forth the entire agreement between Irwin and the Company regarding the terms and conditions of Irwin's employment, and supersedes all prior negotiations, representations or agreements between Irwin and the Company regarding Irwin's employment, whether written or oral.

     11. NO REPRESENTATIONS: Irwin acknowledges that he is not relying, and has not relied, on any promise, representation or statement made by or on behalf of the Company that is not set forth in this Agreement.

     12.  MODIFICATION:   This Agreement may only be modified or amended by a
supplemental written agreement signed by Irwin and an authorized member of the Board.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

                                   SPATIALIGHT, INC.



Date:________________ _________    By:___________________________________
                                   Its:__________________________________




Date:________________ _________    ______________________________________
                                   Dean Irwin